Exhibit 3.2.2

SECTIONS 1.7, 2.3(a), 2.4(b) AND 2.6(a) AND (e) OF THE BYLAWS OF LEGGETT & PLATT, INCORPORATED, AS AMENDED THROUGH NOVEMBER 3, 2015, MARKED TO SHOW CHANGES FROM THE PRIOR BYLAW PROVISIONS, AS AMENDED THROUGH FEBRUARY 26, 2014

“Section 1.7 Procedure. The Board Chair, or in his absence the Lead Director, or in his absence the Chief Executive Officer, or in his absence the President, or in his absence the Secretary, shall preside at an annual or special meeting of the shareholders. In the absence of all of the above named officers, the Board of Directors shall select the person to preside at any meeting of the shareholders. It shall be the duty of such presiding officer to preserve order and ensure that the meeting is conducted in a businesslike and proper manner. The presiding officer shall have sole, complete and absolute authority to fully carry out his duties, including, without limitation, the power to postpone or adjourn the meeting from time to time if in his discretion such action is necessary or advisable to ensure order, to seek and receive advice of counsel, or to ensure fair and complete voting. The ruling of the presiding officer on any matter shall be final and conclusive. The presiding officer shall establish the order of business and such rules and procedures for the conduct of the meeting as in his sole, complete and absolute discretion he determines appropriate under the circumstances, including, without limitation, establishing (i) rules and procedures for maintaining order at the meeting and the safety of those present, (ii) limitations on participation in such meeting to shareholders of record, their duly authorized and constituted proxies and such other persons as the presiding officer shall permit, (iii) restrictions on entry to the meeting after the time fixed for the commencement thereof, (iv) limitations on the time allotted to questions or comments by participants, (v) regulation of the voting or balloting, as applicable, and (vi) determination of matters which are to be voted on by ballot, if any. Unless and to the extent determined by the Board of Directors or the presiding officer, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.”

“Section 2.3 Qualification.

(a) Each Director upon reaching his 72nd birthday shall not thereafter stand for election to the Board of Directors at any meeting of shareholders. The application of this paragraph may be waived by the Board of Directors upon special request by the Board Chair, the Lead Director, the Chief Executive Officer or the President.”

“Section 2.4 Regular and Special Directors’ Meetings.

(b) Special meetings of the Board of Directors may be called by the Board Chair, the Lead Director, Chief Executive Officer or the President, and shall be called by the Secretary on the written request of two or more Directors. Notice of any special meeting shall be given to each Director at such Director’s last known address by telephone, electronic transmission or other means not later than the day preceding the date of the meeting. Attendance of a Director at any meeting shall constitute a waiver of notice of the meeting, except where a Director attends a meeting for the sole and express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.”

“Section 2.6 Committees.

(a) The Board of Directors shall have three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee—and may designate ~~an Executive Committee and~~ other committees in its discretion. Each committee shall consist of not less than two Directors and shall have such powers and duties as shall be delegated to it by the Board of Directors. ~~In the event (i) the Chief Executive Officer is a member of the Board of Directors and (ii) the Board of Directors designates an Executive Committee, the Chief Executive Officer shall be a member of the Executive Committee.~~

(e) ~~Except as the Executive Committee’s powers and duties may be limited or otherwise prescribed by the Directors, the Executive Committee, during the intervals between the meetings of the Directors, shall possess and may exercise all of the powers of the Board of Directors in the management and control of the business and property of the Corporation, including, but not limited to, the power and authority to authorize the issuance or sale of the stock of the Corporation~~.”